THE  EMPIRE  DISTRICT  ELECTRIC COMPANY
602  JOPLIN  STREET
JOPLIN, MISSOURI       64802
417-625-5100       FAX:       417-625-5169
www.empiredistrict.com

                                                         PRESS RELEASE
                                                 For Immediate Release
Contact:
         MEDIA COMMUNICATIONS:            INVESTOR RELATIONS:
               Jay McBee                    Janet S. Watson
  Director of Corporate Communications   Secretary - Treasurer
        417 625-5100, Ext. 2369         417 625-5100, Ext. 2223


                UtiliCorp Withdraws from Empire Merger

JOPLIN, MO, January 2, 2001 - (NYSE:EDE) The Empire District Electric Company received notice today from UtiliCorp United Inc. that UtiliCorp has terminated the Agreement and Plan of Merger dated May 10, 1999 which would merge the two companies. UtiliCorp gave the lack of receipt of all regulatory approvals as its basis for withdrawing from the merger.

The merger agreement provided that either Empire or UtiliCorp could terminate the merger agreement if all the regulatory approvals for the merger had not been obtained by December 31, 2000.

In commenting on the withdrawal from the merger by UtiliCorp, Myron W. McKinney, Empire's President and Chief Executive Officer, said, "Until today Empire has moved forward fully anticipating closing the merger, and although we are disappointed that UtiliCorp has chosen to terminate the agreement, we will continue providing the quality services that our customers expect and deserve while providing a fair and reasonable return to our shareholders."

The Empire District Electric Company is an investor-owned utility providing electric service to approximately 145,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas. The Company also provides monitored security, energy services, fiber optic service and decorative lighting as well as water service in three incorporated communities in Missouri.


Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.